Exhibit 2.4

NON-COMPETE AND NON-SOLICITATION AGREEMENT

Dated [  ]

By and Among Wintergreen Acquisition Corp.,

KIKA Technology INC.,

And

UHAP Technology Ltd

This Non-Compete and Non-Solicitation Agreement (this “Agreement”) is entered into as of the Closing Date by and among Wintergreen Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), KIKA Technology INC., a Cayman Islands exempted company (“Company”), and UHAP Technology Ltd. (the “Shareholder”), a holder of Company Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Purchaser, the Company, and Wintergreen Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Purchaser (“Merger Sub”), have entered into a Merger Agreement dated as of November [ ], 2025 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and becoming a wholly-owned subsidiary of Purchaser (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, the execution and delivery of this Agreement by the Shareholder is a condition to the willingness of Purchaser and Merger Sub to consummate the Merger;

WHEREAS, the Shareholder will receive Consideration Shares as part of the Merger Consideration, providing a significant economic interest in the Surviving Corporation;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Non-Compete The Shareholder agrees that, for a period of two (2) years following the Closing Date (the “Restricted Period”), the Shareholder shall not, directly or indirectly, anywhere within the jurisdictions where the Company Group operates (including the Cayman Islands, British Virgin Islands, Hong Kong, and the United States): (a) engage in, own, manage, operate, control, or participate in the ownership, management, operation, or control of, any business that competes with the business of the Company Group as conducted on the Closing Date or as planned to be conducted within one (1) year thereafter; or (b) serve as an officer, director, employee, consultant, or advisor to any such competing business.

2. Non-Solicitation During the Restricted Period, the Shareholder shall not, directly or indirectly: (a) solicit or attempt to solicit any customer, client, supplier, or business partner of the Company Group for the purpose of competing with the Company Group; or (b) recruit, hire, or attempt to recruit or hire any employee, consultant, or independent contractor of the Company Group, or induce any such person to terminate their relationship with the Company Group.

3. Scope and Exceptions (a) The restrictions in Sections 1 and 2 shall not apply to passive investments of less than 5% of the outstanding equity securities of a publicly traded company. (b) The Shareholder acknowledges that the restrictions are reasonable in scope, duration, and geographic area, given the Company Group’s operations and the Shareholder’s receipt of Consideration Shares.

4. Representations and Warranties The Shareholder represents and warrants to Purchaser and the Company that: (a) the Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement, enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws affecting creditors’ rights generally and general principles of equity); and (c) the execution and delivery of this Agreement does not violate any law, regulation, or agreement to which the Shareholder is a party.

5. Remedies The Shareholder acknowledges that a breach of this Agreement would cause irreparable harm to Purchaser and the Company, for which monetary damages would be inadequate. Accordingly, Purchaser and the Company shall be entitled to seek injunctive relief or specific performance, in addition to any other remedies available at law or in equity, without the need to post a bond.

6. Termination This Agreement shall terminate upon the expiration of the Restricted Period, provided that any obligations accrued prior to termination shall survive.

7. Miscellaneous (a) Notices: All notices shall be in writing and delivered in accordance with Section 13.2 of the Merger Agreement. (b) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflicts of law principles. (c) Entire Agreement: This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof. (d) Amendments: This Agreement may not be amended except by a written instrument signed by all parties hereto. (e) Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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